Exhibit 4.64

Supplementary Agreement of

The Share Transfer Agreement of China Sunergy (Shanghai) Co., Ltd

Among

China Sunergy (Nanjing) Co., Ltd.

China Sunergy (Hong Kong) Co., Ltd.

and

China Electric Equipment Group Co., Ltd.

August 14, 2014

This Supplementary Agreement (the “Supplementary Agreement”) is made and entered into on August 14, 2014

BY AND AMONG:

China Sunergy (Nanjing) Co., Ltd. (“CSUN”)

Address: 123 Focheng West Road, Jiangning Economic and Technical Development Zone, Nanjing

Legal representative: Lu Tingxiu

China Sunergy (Hong Kong) Co., Ltd. (“CSUN HK”)

Address: FLAT/RM 1105 11/F LIPPO CENTRE TOWER 189 QUEENSWAY ADMIRALTY HK

Legal representative: Lu Tingxiu

(The above two parties are hereinafter referred to as the “Transferors” collectively)

China Electric Equipment Group Co., Ltd. (“CEEG”, the “Transferee”)

Address: 6 Shuige Road, Jiangning Economic and Technical Development Zone, Nanjing

Legal representative: Lu Tingxiu

The parties in the above are hereinafter referred to as a “Party” individually and the “Parties” collectively.)

WHEREAS:

1. China Sunergy (Shanghai) Co., Ltd. (the “Company”) is a Sino-foreign limited liability company duly established by the Transferors and validly existing under the PRC Laws, the detailed information of which is set forth in Appendix 1 hereto.

2. The Transferors has signed a Share Transfer Agreement (the “Agreement”) with the Transferee in March 2014, in which the Transferors agreed to transfer 100% shares of the Company held by them to the Transferee and the Transferee agreed to acquire from the Transferors 100% shares held by the Transferors in the Company on the terms and conditions set forth in this Agreement.

3. After the Agreement being signed, the Transferee has paid RMB20,000,000 to one of the Transferors, CSUN. Now due to cash flow problem, the Transferee proposes a request to the Transferors for deferring payment and modifying the terms of the payment in the Agreement.

NOW THEREFORE, on the basis of equality and mutual benefit and in good faith, the Parties agree the terms of payment agreed in the Agreement to be modified as follows through full consultations:

1. Modifications

The original content of the terms is:

Article 3     Share Transfer Purchase Price and Payment

3. 2 The Transferor and Transferee agree that the paid-up amount shall be paid according to the followings:

(a)	The Transferee shall pay the Transferors 30% of their paid-up amount respectively from the date the Agreement is signed, and the total amount is RMB 23,890,136.45 (RMB Twenty-three Million Eight Hundred and Ninety Thousand and One Hundred and Thirty-six Point Forty-five) (“First Batch Price”).

(b)	Upon the satisfaction or waiver by the Transferee of all the Conditions Precedent specified in Article 4 hereof, the CSUN representing the Transferors shall deliver to the Transferee originals or certified true copies of letters, certificates, documents and other written materials proving the satisfaction of such Conditions Precedent. The Transferee shall, within three (3) Working Days of its receipt of such documents and materials, issue a written response to CSUN, confirming the satisfaction of the Conditions Precedent or explaining in details the reasons that it believes the non-satisfaction of the Conditions Precedent. On the second day of the date when it confirms in writing the satisfaction of the Conditions Precedent or on the second day of the expiry date of the aforesaid three-day period in case the Transferee fails to respond within such period (the “Second Batch Price Payment Date”), the Transferee shall pay 40% of their paid-up amount to the Transferors respectively and the total amount is RMB 31,853,515.27 (RMB Thirty-one Million Eight Hundred and Fifty-three Thousand and Five Hundred and Fifteen Point Twenty-seven) (“Second Batch Price”). The Parties agree that this amount shall be paid within two (2) months the execution of the Agreement the latest.

(c)	On the date of the completion of the change of registration with the AIC and the obtainment of the new business license from the AIC (“Price Pay-off Date”), the Transferee shall pay the remaining of their paid-up amount to the Transferors respectively and the total amount is RMB 23,890,136.45 (RMB Twenty-three Million Eight Hundred and Ninety Thousand and One Hundred and Thirty-six Point Forty-five). The Parties agree that this amount shall be paid within three (3) months the execution of the Agreement the latest.

Now the parties agree to modify the content of the terms to be:

Article 3     Share Transfer Purchase Price and Payment

3.2 The Transferors and Transferee agree that the paid-up amount shall be paid according to the followings:

(a) The parties agree that the Transferee shall pay the Transferors the paid-up amount of RMB20,000,000 in July 2014, which will be allocated according to the percentage of the balance of the Transferors’ paid-up amount respectively (“First Batch Price”).

(b) The parties agree that the Conditions Precedent of the payment for Second Batch Price have been satisfied and the parties agree that the Transferee shall pay the Transferors the paid-up amount of RMB20,000,000 in August 2014, which will be allocated according to the percentage of the balance of the Transferors’ paid-up amount respectively (“Second Batch Price”)

(c)The parties agree that the Transferee shall pay the balance of the paid-up amount to the Transferors respectively in September, 2014.

2. Beside the agreed modifications in the above section, the remaining of the Agreement remains unchanged. If there is any inconsistency between the Agreement and the Supplementary Agreement, the Supplementary Agreement shall prevail. Other matters shall be executed in accordance with the Agreement.

3. This Supplementary Agreement has been signed in triplicate by the parties and entered into force on the date stated in the first page. Each party holds one copy and each copy has the same effect.

(No Text Below)

(Signature page)
Transferors:

China Sunergy (Nanjing) Co., Ltd.

/s/ China Sunergy (Nanjing) Co., Ltd.

Name: Lu Tingxiu /s/ Lu Tingxiu

Title:

China Sunergy (Hong Kong) Co., Ltd.

/s/ China Sunergy (Hong Kong) Co., Ltd.

Name: Lu Tingxiu /s/ Lu Tingxiu

Title:

Transferee:

China Electric Equipment Group Co., Ltd.

/s/ China Electric Equipment Group Co., Ltd.

Name: Lu Tingxiu /s/ Lu Tingxiu

Title: